Exhibit 99.1

RLJ ENTERTAINMENT RECEIVES EXPECTED NASDAQ NOTICE
RELATED TO DELAY IN FORM 10-K FILING

SILVER SPRING, MD//April 27, 2015// RLJ Entertainment Inc. (NASDAQ: RLJE) today announced that, as expected, it received a standard notice from NASDAQ stating that RLJ Entertainment is not in compliance with NASDAQ Listing Rule 5250(c)(1), which requires listed companies to timely file all required periodic financial reports with the Securities Exchange Commission.  The April 21, 2015, letter was sent as a result of RLJ Entertainment’s delay in filing its Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

The NASDAQ notice has no immediate effect on the listing or trading of RLJ Entertainment’s common stock on the NASDAQ Capital Market. Under the NASDAQ listing rules, RLJ Entertainment has 60 days to submit a plan to regain compliance. RLJ Entertainment could be granted up to 180 days from the 10-K's due date to regain compliance.

RLJ Entertainment plans to file its 10-K as soon as possible, following certain completed capital structure transaction and year-end audit work.

About RLJ Entertainment
RLJ Entertainment, Inc. (NASDAQ: RLJE) is a premier independent owner, developer, licensee, and distributor of entertainment content and programming in primarily North America, the United Kingdom, and Australia. RLJE is a leader in numerous genres via its owned and distributed brands such as Acorn (British TV), Image (feature films, stand-up comedy), UMC (urban), Acacia (fitness), Athena (documentaries), and Madacy (gift sets). These titles are distributed in multiple formats including broadcast television (including satellite and cable), theatrical and non-theatrical, DVD, Blu-Ray, digital download, and digital streaming.

Via its relationship with Agatha Christie Limited, a company that RLJE owns 64% of, RLJE manages the intellectual property and publishing rights to some of the greatest works of mystery fiction, including stories of the iconic sleuths Miss Marple and Poirot. RLJE also owns all rights to the hit UK mystery series Foyle’s War.

RLJE leverages its management experience to acquire, distribute and monetize existing and original content for its many distribution channels, including its branded digital subscription channels, Acorn TV, Acacia TV, and UMC, and engages distinct audiences with programming that appeals directly to their unique viewing interests. Through its proprietary e-commerce web sites and print catalogs for the Acorn and Acacia brands, RLJE has direct contacts and billing relationships with millions of consumers. For more information visit: www.rljentertainment.com

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Contact:
Erica Bartsch, 212-446-1875
Sloane & Company
ebartsch@sloanepr.com

Traci Otey Blunt, 301-830-6204
RLJ Entertainment, Inc.
tblunt@rljentertainment.com

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